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                                                                      Exhibit 99



              DREAMLIFE RECEIVES $1.5 MILLION SHORT-TERM FINANCING

NEW YORK - October 26, 2000- On October 25, 2000, Dreamlife, Inc. (OTCBB: DLIF) secured a $1.5 million line of credit from Chase Manhattan Bank. The outstanding principal amount of the line of credit incurs interest at Chase's prime commercial lending rate and is due, along with interest incurred, on November 30, 2000. An affiliate of CYL Development Holdings, LLC, a 19.1% stockholder of Dreamlife, provides credit support for the line of credit.

Dreamlife anticipates that its cash and cash equivalents will now be adequate to fund its operations at least through November 30, 2000. There can be no assurance, however, that Dreamlife will have sufficient funds to repay any outstanding balance on the line of credit when due. Dreamlife is working with Wit Soundview Group to explore alternatives for additional financing and strategic transactions. In the event that Dreamlife is unable to secure additional financing or complete a strategic transaction, it may be forced to cease operations.

Dreamlife is an online personal and professional development network offering consumers an extensive array of individualized coaching, communities, courses, tools and interface with renowned experts. Founded in the Spring of 1999 by internationally recognized results coach Anthony Robbins, Dreamlife has signed marketing, license and content agreements with numerous organizations and experts in the fields of personal and professional development. For more information visit www.dreamlife.com or AOL Keyword: Dreamlife.

Certain statements made herein that use the words "estimate" "project" "intend" "expect" "believe" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of Dreamlife to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to Dreamlife's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with Dreamlife's business, reference is made to Dreamlife's reports filed from time to time with the Securities and Exchange Commission.
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